CONSENT OF INDEPENDENT REGISTERED PUBLIC ACCOUNTING FIRM

We consent to the reference to our firm under the captions “Financial Highlights” and “Independent Registered Public Accounting Firm” and to the use of our reports on the 2008 financial statements dated February 25, 2009, which are incorporated by reference in this Registration Statement (Form N-1A) of The Direxion Insurance Trust, comprising Dynamic VP HY Bond Fund, Evolution VP Managed Bond Fund, and Evolution VP All-Cap Equity Fund, to be filed with the Securities and Exchange Commission in this Post-Effective Amendment No. 30 to the Registration Statement under the Securities Act of 1933 (File No. 333-93813).

/s/ Ernst & Young LLP

Milwaukee, Wisconsin
April 27, 2009